Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Seventh Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan and the Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program of our reports dated February 21, 2020, with respect to the consolidated financial statements and schedule of O-I Glass, Inc. and the effectiveness of internal control over financial reporting of O-I Glass, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

s/ Ernst & Young LLP
Ernst & Young LLP

Toledo, Ohio

October 29, 2020